Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: October 13, 2004

CONTACT:	Kevin M. Tomlinson	Patrick W. Hurley
	Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC.  REPORTS FISCAL 2004 AUDITED RESULTS

Denver, Colorado – October 13, 2004 - Sport-Haley, Inc. (NASDAQ NMS – SPOR) (the “Company”) today reported audited earnings for the fiscal quarter and year ended June 30, 2004.

Net sales for the fiscal quarter ended June 30, 2004, were approximately $6,360,000, an increase of $490,000 or 8%, from net sales of approximately $5,870,000 for the same quarter in the prior fiscal year. Net sales for the year ended June 30, 2004, were approximately $20,800,000, an increase of $1,604,000 or 8%, from net sales of approximately $19,196,000 for the 2003 fiscal year.

Management primarily attributes the increase in net sales to a continued increase in the sales of Ben Hogan® apparel collections within upscale golf markets. The increase in Ben Hogan® apparel sales exhibits growth the Company has achieved within the premium price market for such apparel and is indicative of management’s effective strategies to maximize revenues associated with the licensing agreement for such apparel. Net sales of Ben Hogan® apparel for the fiscal quarter and year ended June 30, 2004 totaled approximately $2,602,000, or 41% of total net sales for the fiscal quarter, and $6,951,000, or 33% of total net sales for the fiscal year, respectively. Comparatively, net sales of Ben Hogan® apparel for the fiscal quarter and year ended June 30, 2003 totaled approximately $1,686,000, or 29% of total net sales for the fiscal quarter, and $4,440,000, or 23% of total net sales for the fiscal year, respectively.

“While Sport-Haley’s revenue has continued to improve, we experienced some significant operational problems during the last half of the fiscal year,” stated Kevin M. Tomlinson, Chief Executive Officer. “The problems primarily related to the implementation of the Company’s new software system that we began utilizing in January 2004. While the vast majority of those problems have been overcome, our ability to control inventory was significantly impacted by the software problems during the last half of the 2004 fiscal year.”

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As a percentage of net sales, gross profit was approximately 25% and 35% for the fiscal quarter and year ended June 30, 2004, respectively, as compared with approximately 34% and 38% for the same periods in the prior fiscal year. The comparative decreases in gross margins are primarily attributable to the effects of the Company’s build up in excess and obsolete finished goods inventories. Management is extremely concerned about the continued build up of excess inventories. Obsolete inventories are an especially critical factor in the Company’s operations, because a significant portion of the Company’s inventories is comprised of women’s apparel. While obsolete men’s golf apparel may be disposed of through several different outlets, market options available for the disposal of women’s golf apparel are very limited. Therefore, the Company’s obsolete women’s inventories are much more sensitive to devaluation than are its men’s inventories. In April 2004, Mr. Tomlinson spearheaded an extensive evaluation of the Company’s processes used for merchandise planning, product forecasting and excess inventory disposal. The evaluation spawned new inventory reduction initiatives for the disposal of excess inventories that will utilize both current channels of distribution and large discount retail chains. Management expects that the new inventory reduction initiatives will enable the Company to significantly reduce the levels of its finished goods inventories throughout fiscal 2005. Management expects to reduce the Company’s finished goods inventories to approximately $6,000,000 by December 31, 2004, and to further reduce them to approximately $5,000,000 by June 30, 2005.

“We have implemented a number of initiatives related to inventory reduction and control.  Our main goal will be to reduce inventory more than 40% by June 30, 2005. This will be achieved by reducing the number of apparel items the Company offers and implementing tighter controls on inventory purchases,” continued Mr. Tomlinson. “Toward that end we have elected to discontinue fashion collection offerings under the HALEY RESERVE® label and to delay the anticipated product launch under the Top-Flite® label until an undetermined future date. This decision was reached jointly by Sport-Haley executives and Callaway Golf Company’s management.”

“The continued success of our Ben Hogan® offerings has been gratifying. The Company will continue to focus on growing Ben Hogan® sales in addition to sales of our popular Sport-Haley women’s collections,” added Mr. Tomlinson. “Because weather has once again negatively impacted bookings for the spring 2005 season throughout the southeastern portions of the US, it’s difficult at this time to judge the final impact on our future sales. Nevertheless, the Company has factored in the decrease in current booking trends into its inventory reduction initiatives.”

Loss from operations for the fiscal quarter ended June 30, 2004, was approximately ($764,000) as compared with approximately ($215,000) for the same quarter in the prior fiscal year. Loss from operations for the fiscal year ended June 30, 2004, was approximately ($1,556,000) as compared with approximately ($703,000) for the prior fiscal year. Contributing factors to the increases in loss from operations between the periods included comparative increases in inventory write-downs, legal expenses, allowances for sales returns and the $150,000 severance benefit payable to the Company’s former President upon the termination of his employment relationship in March 2004.

Net loss for the fiscal quarter ended June 30, 2004, was approximately ($1,659,000) as compared with approximately ($146,000) for the same quarter in the prior fiscal year. Net loss for the fiscal year ended June 30, 2004, was approximately ($2,186,000) as compared with the net loss of approximately ($388,000) for the prior fiscal year. A significant component of the net losses for the fiscal quarter and fiscal year was the change in Company’s valuation allowance with respect to deferred tax assets. Because of the Company’s trend of net losses in the current and most recent prior years, at June 30, 2004, management determined that it is more probable than not that none of the Company’s deferred tax assets will be recovered. Therefore, the Company increased its valuation allowance at June 30, 2004, to effectively reduce its deferred tax assets to zero. As a result, the Company recorded a provision for income taxes of approximately $746,000 in fiscal 2004, whereas the Company had recorded a benefit from income taxes of $180,000 in fiscal 2003.

Both basic and diluted loss per share for the fiscal quarter ended June 30, 2004, were ($0.53) per share compared to ($0.06) per share for the same quarter in the prior fiscal year. For the fiscal quarters, basic average weighted shares outstanding were approximately 2,450,000 and 2,471,000, respectively. Both basic and diluted loss per share for the year ended June 30, 2004, were ($0.89) per share compared to ($0.15) per share for the prior fiscal year. For the fiscal-year periods, basic average weighted shares outstanding were approximately 2,448,000 and 2,621,000, respectively. In fiscal 2004 and 2003, due to the Company’s losses, all stock options were antidilutive and therefore excluded from the loss per share calculations.

Management expects that net losses may continue into at least the first quarter of fiscal 2005. As previously reported, in September 2004, the Company’s Chairman, Robert G. Tomlinson, died. The employment agreement between the Company and the Chairman entitled the Chairman’s estate to receive, as a death benefit, severance compensation in a lump sum amount equal to three times the annual salary and bonus paid to the Chairman in the twelve months preceding his death. The late Chairman received salary of $170,000 over the previous year and no bonus. A dispute with the Chairman’s estate ensued concerning the amount of severance compensation and other matters relating to the Chairman’s employment agreement. The Chairman’s estate demanded a higher severance amount and other compensation which it claimed was also due under the agreement. The Board of Directors negotiated an agreement in compromise with the Chairman’s estate regarding the death benefit amount and the other disputed compensation. In accordance with the terms of the settlement agreement for this matter, the Company paid the lump sum amount of $650,000 to the Chairman’s estate in October 2004. Accordingly, the Company recorded compensation expense in the amount of $650,000 during the fiscal quarter ended September 30, 2004.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men’s and women’s fashion golf apparel and outerwear under the HALEY® label and premium men’s apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States.

Statements made in this news release that are not historical facts are forward-looking statements. The reader should be aware that the Sport-Haley’s actual results could differ materially from those contained in forward-looking statements. When used in this report, the words “may,” “will,” “will likely result,” “will continue,” “expect,” “anticipate,” “continue,” “estimate,” “plan,” “project,” “intend,” “believe” and similar expressions, variations of these words or negative of those words, and any statement regarding possible or assumed future results of operations of the Company’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of the Company could differ materially from those expressed in, or implied by, such forward-looking statements.

SPORT-HALEY, INC.

Consolidated Unaudited Financial Information

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003

Statements of Income Data:

Net sales	$6,360	$5,870	$20,800	$19,196

Gross profit	1,593	1,998	7,181	7,323

Loss from operations	(764)	(215)	(1,556)	(703)

Other income, net	9	34	116	135

(Provision for) benefit from Income taxes	(904)	35	(746)	180

Net loss	(1,659)	(146)	(2,186)	(388)

Loss per common share	$(0.53)	$(0.06)	$(0.89)	$(0.15)

Basic average weighted shares outstanding	2,450	2,471	2,448	2,621

	June 30,
	2004	2003

Balance Sheet Data:

Working capital	$17,503	$19,180

Current assets	19,651	20,298

Total assets	20,771	21,545

Current liabilities	2,148	1,118

Long-term liabilities	—	—

Shareholders’ equity	18,623	20,427

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